Exhibit 99.1

Press Release

Contacts:

Chris Pitre Director, Investor Relations and Corporate Development chris.pitre@rowancompanies.com +1 713 968 6642	Carrie Prati Manager, Marketing and Investor Relations carrie.prati@rowancompanies.com +1 713 960 7581

FOR IMMEDIATE RELEASE	January 27, 2016

Rowan Announces Extension of Revolving Credit Facility,

Early Retirement of Debt and Elimination of Quarterly Dividend

HOUSTON, TEXAS -- Rowan Companies plc (“Rowan” or “Company”) (NYSE: RDC) announced today that effective January 25, 2016, the Company amended its revolving credit agreement to extend the maturity date by one year to January 23, 2021 from January 23, 2020. Availability under the facility is $1.5 billion through January 23, 2019, declining to $1.44 billion through January 23, 2020, and to approximately $1.29 billion through the maturity in 2021. The facility is undrawn today. Additionally, during the fourth quarter of 2015, the Company retired approximately $98 million of outstanding senior notes which would have come due over the next four years, eliminating over $21 million of interest over this same time period.

The Company also announced that its Board of Directors has eliminated the quarterly cash dividend of $0.10 per Class A Ordinary Share effective immediately, providing the Company with additional liquidity of $50 million annually.

Tom Burke, Rowan’s President and Chief Executive Officer, commented, “Rowan is well positioned with high quality contract backlog, no newbuild capital commitments, strong liquidity, and an attractive debt maturity profile. The actions announced today further strengthen our credit profile, which we believe will be a competitive advantage during this extremely challenging business cycle. The extension of our credit facility to 2021, elimination of the dividend and recent debt retirements, coupled with our strong cash position in excess of $480 million at year end, will provide us greater flexibility to both weather the severe cyclical downturn and opportunistically invest countercyclically. We will remain focused on reducing our cost structure and capital spending and identifying the best uses of capital to maximize financial returns.”

Rowan is a global provider of contract drilling services with a fleet of 31 mobile offshore drilling units, composed of 27 jack-up rigs and four ultra-deepwater drillships. The Company's fleet operates worldwide, including the United States Gulf of Mexico, the United Kingdom and Norwegian sectors of the North Sea, the Middle East, Southeast Asia, and Trinidad. The Company’s Class A Ordinary Shares are traded on the New York Stock Exchange under the symbol “RDC.” For more information on the Company, please visit www.rowan.com.

2800 Post Oak Blvd., Suite 5450, Houston, Texas 77056

Tel: (713) 621-7800

Statements herein that are not historical facts are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected business, financial performance and prospects of the Company. These forward-looking statements are based on our current expectations and are subject to certain risks, assumptions, trends and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements. Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, variations in energy demand, changes in day rates, cancellation or renegotiation by our customers of drilling contracts, the exercise of early termination provisions, risks associated with fixed cost drilling operations, cost overruns or transportation of drilling units, maintenance and repair costs or delays, costs or delays for conversion or upgrade projects, operating hazards and equipment failure, risks of collision and damage, casualty losses and limitations on insurance coverage, customer credit and risk of customer bankruptcy, conditions in the general economy and energy industry, weather conditions and severe weather in the Company’s operating areas, increasing complexity and costs of compliance with environmental and other laws and regulations, changes in tax laws and interpretations by taxing authorities, civil unrest and instability, terrorism and hostilities in our areas of operations that may result in loss or seizure of assets, the outcome of disputes and legal proceedings, effects of the change in our corporate structure, and other risks disclosed in the Company’s filings with the U.S. Securities and Exchange Commission. Each forward-looking statement speaks only as of the date hereof, and the Company expressly disclaims any obligation to update or revise any forward-looking statements, except as required by law.